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                                                                     EXHIBIT 5.1



                               October 19, 1998


Jones International Networks, Ltd.
9697 East Mineral Avenue
Englewood, Colorado  80112

          Re:  Registration Statement on Form S-4 Relating to
               $100,000,000 Aggregate Principal Amount of
               Senior Secured Notes and Guarantees Thereof

Ladies and Gentlemen:

          We have acted as counsel to Jones International Networks, Ltd., a Colorado corporation (the "Company") and JPN, Inc., Jones Space Holdings, Inc., Jones Earth Segment, Inc., Jones Infomercial Networks, Inc., Jones Radio Holdings, Inc., Great American Country, Inc., Jones Galactic Radio, Inc., Jones Infomercial Network Ventures, Inc., Jones Galactic Radio Partners, Inc., Jones Radio Network, Inc., Jones Audio Services, Inc., Jones Radio Network Ventures, Inc., Jones/Owens Radio Programming LLC, Jones MAI, Inc. and Jones MAI Radio, Inc. (the "Subsidiary Guarantors") in connection with the Company's offer (the "Exchange Offer") to exchange its 11 3/4% Senior Secured Notes due 2005 to be registered under the Securities Act of 1933 (the "1933 Act") (the "Exchange Notes") for any and all of its outstanding 11 3/4% Senior Secured Notes due 2005 (the "Outstanding Notes"). The Outstanding Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed (the "Subsidiary Guarantees," and together with the Exchange Notes, the "Securities") on a joint and several basis by all of the Subsidiary Guarantors. The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of July 10, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and U.S. Trust Company of New York, as trustee.

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.
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Jones International Networks, Ltd.
October 19, 1998
Page 2

          In connection with such matters, we have examined the Indenture, the Subsidiary Guarantees and the Registration Statement on Form S-4, filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission, for the registration of the Securities under the 1933 Act (the Registration Statement, as amended at the time it becomes effective, hereafter being referred to as the "Registration Statement"). In addition, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

          The following opinions are limited solely to applicable federal law of the United States of America and the laws of the State of Colorado. We note that the Securities and the Indenture are stated to be governed by and construed in accordance with the laws of the State of New York. Accordingly, our opinions herein assume that the laws of the State of New York are identical with the laws of the State of Colorado.

          Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that:

          1. The issuance and sale by the Company and the Subsidiary Guarantors, as applicable, of up to $100,000,000 of Securities, as provided in the Registration Statement, have been duly and validly authorized by all necessary corporate action of the Company and the Subsidiary Guarantors, as applicable.

          2. Subject to compliance with any applicable State securities laws, when (i) the Registration Statement has become effective under the 1933 Act,
(ii) the Indenture has been qualified under the Trust Indenture Act of 1939,
(iii) the Exchange Notes have been duly authenticated in accordance with the Indenture, and (iv) the Securities have been executed, issued and delivered as contemplated in the Registration Statement and the Prospectus and in accordance with the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture and the Subsidiary Guarantees, and the Subsidiary Guarantees will constitute valid and legally binding obligations of the respective Subsidiary Guarantor, except in each case that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general equitable principles.
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Jones International Networks, Ltd.

October 19, 1998
Page 3

          We express no opinion as to:

          (a) the legality, validity, binding effect or enforceability of any provision of the Indenture relating to indemnification or exculpation (i) in connection with violations of any applicable laws, including securities laws, statutory duties or public policy, (ii) in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party, or
(iii) under circumstances involving the negligence of the indemnified or exculpated party in which a court might determine the provision to be unfair or insufficiently explicit;

          (b) the legality, validity, binding effect or enforceability of any provision of the Indenture and the Securities related to choice of governing law; and

          (c) the enforceability of any provision of the Indenture and the Securities specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of the Indenture and the Securities.

          To the extent that the obligations of the Company and the Subsidiary Guarantors may be dependent upon such matters, we assume for purposes of this opinion that the Indenture is within the capacity and power of, and has been duly authorized, executed and delivered by, the Trustee, that it is the legal, valid, binding and enforceable obligation of the Trustee, and that the Trustee has the requisite corporate or other organizational power and authority to perform its obligations under the Indenture.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement as the counsel who will pass upon the validity of the Securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission thereunder.


                                Very truly yours,



                                /s/DAVIS, GRAHAM & STUBBS LLP